Ex. 99.28(d)(9)(iii)

Amendment to Amended and Restated Sub-Advisory Agreement Between

Jackson National Asset Management, LLC and BlackRock Investment Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and BlackRock Investment Management, LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Sub-Advisory Agreement effective September 1, 2022, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, the Board of Trustees of the Trust approved, and the Parties have agreed to amend the Agreement to update Section 17., entitled “Notice,” to reflect an address change for the Sub-Adviser.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	The sub-section entitled, “To the Sub-Adviser,” within Section 17., entitled “Notice,” shall be deleted and replaced, in its entirety, with the following:

To the Sub-Adviser:	BlackRock Investment Management, LLC
50 Hudson Yards
New York, NY 10001
Attention: James Morris
Email address: jackson.sasupport@blackrock.com

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective June 2, 2023.

Jackson National Asset Management, LLC		BlackRock Investment Management, LLC
	/s/ Mark D. Nerud		/s/ Matthew Soifer
By:		By:
Name:	Mark D. Nerud	Name:	Matthew Soifer
Title:	President and CEO	Title:	Managing Director